EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

CSAR - Q2 2008 Caraustar Earnings Conference Call

Event Date/Time: Aug. 01. 2008 / 9:00AM ET

FINAL TRANSCRIPT

EXHIBIT 99.2

CORPORATE PARTICIPANTS

Bill Nix

Caraustar Industries Inc. - CAO, VP, Treasurer

Mike Keough

Caraustar Industries Inc. - Pres. and CEO

Ron Domanico

Caraustar Industries Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Bruce Klein

Credit Suisse - Analyst

Joe Stivaletti

Goldman Sachs - Analyst

Christopher Chun

Deutsche Bank - Analyst

Robby Camus

AIG Investments - Analyst

Chris Numaya

GSO Capital - Analyst

Aaron Rickles

Oppenheimer & Co. - Analyst

PRESENTATION

Operator

Good morning. My name is Karen and I will be your conference operator today. At this time I would like to welcome everyone to the Caraustar second quarter 2008 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS).

I would now like to turn the call over to Vice President and Chief Accounting Officer, Mr. Nix. You may begin your conference.

Bill Nix - Caraustar Industries Inc. - CAO, VP, Treasurer

Thank you, Karen, and good morning. Welcome to the Caraustar second quarter 2008 conference call. On the call with me today are Mike Keough, President and CEO, and Ron Domanico, Senior Vice President and CFO. Before we begin the call I’d like to provide with you our forward-looking disclaimer statement.

The Company’s presentation today contains certain forward-looking statements including statements regarding the expected effect of certain events on the Company’s future operating results. These statements involve risks and uncertainties that can cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the Company’s press release issued today regarding these matters and to the Company’s filings with the Securities and Exchange Commission.

We have about 20 to 25 minutes of prepared comments and then we will open it up for questions. At this time I’ll turn the call over to Mike Keough.

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EXHIBIT 99.2

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Thank you, Bill, and good morning all. Thank you for joining us on this call.

This morning Caraustar reported second quarter 2008 results and we would like to add more context to the press release. As the press release noted, Caraustar reported a net loss from continuing operations of $3.6 million or $0.13 per share. These results included pre-tax restructuring and impairment cost of $5.8 million or $0.13 per share of which $5.1 million was non-cash.

I stated on our last call on May 2 that redemption of the 2009 senior notes continues to be our top priority. As today’s press release points out, we continue to be highly focused on executing our plan to refinance these senior notes.

On July 24, 2008, Caraustar sold its 50% interest in Premier Boxboard Limited to our joint venture partner, Temple-Inland for $62 million pre-tax. This sale accomplished three things. One, it raises a portion of the fund that we’ll need to refinance the senior notes. Two, it mitigates our exposure to the volatile housing market that might not recover until 2010. And thirdly it provides the first step in a comprehensive plan to effectively deal with our 2009 notes.

Caraustar received a management fee for managing PBL in both Caraustar and Temple-Inland, received sales commissions from selling product out of the mill. Over the past three years Caraustar averaged $3.3 million annually in payments from these activities. We are in the process of offsetting those contributions, and Ron will discuss these in greater detail.

These are both interesting and challenging times for our industry and for Caraustar. Q2 presented us with a back drop that included weak demand, the industry ran at an operating rate capacity right at 88.6%, below 90%. We had high fiber costs and we had historically high costs for energy and transportation. And you add that all up, we had overall margin compression.

Considering the back drop Caraustar delivered solid performance. Our transformation plan over the past two years has made Caraustar a more competitive company able to withstand major headwinds.

Due to these headwinds, Caraustar has announced the closure of our Chattanooga paperboard mill that would save $9 million in costs annually. Chattanooga is surrounded by multiple Caraustar mills, and we believe that we will successfully transfer the mills book of business.

Other companies in the industry have also announced mill shuts that will retire roughly 375,000 tons of North American URB capacity. These are dramatic steps.

The press release highlights that sales from continuing operations on a dollar basis declined 1.9% Q2 to Q2, and paperboard volume was down 1.6% during the same period.

At this point, I would like to focus on the performance of our business segments for the quarter and trends that we see. Our Tube and Core tons were down 3.6% for the quarter but we did see sequential improvement of 3.5%. This is a mature business, running into the headwinds of an economic downturn. Major product segments like paper mill cores, film cores, and carpet and cloth cores are not knocking the ball out of the park. With the housing slowdown, carpet cores are off roughly 15%, and this should be no big surprise.

With that said, Caraustar’s made strategic investments in this business that have yielded quality enhancements, increased geographic reach, and cost reduction, all of which we expect to help drive improved earnings especially when demand is revived.

In this mature business innovation will serve us well. Three examples include the new high-speed Tube and Core winders, and we have four of those around the country. We cited a new protective board location in the Midwest this year, and we continue to expand into a high growth construction tube business that will serve the company well for many years to come.

I would now like to transition and talk about our Folding Carton business. The unaudited supplemental data included in the press release shows our Folding Carton business was up 4.8% Q2 to Q2. In those numbers, our Tama remains full and is tracking toward a record year in volume and profit. Tama will complete a capital project in August that will add 3 to 4% capacity. This upgrade in steam energy recovery system will provide a solid feedback.

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EXHIBIT 99.2

Our carton business has been transformed over the past few years through consolidation of the following plants — Charlotte North Carolina, Palmer, Massachusetts, Birmingham, Alabama, Mentor, Ohio, and York, Pennsylvania. These plants were shut and the business were transferred to more cost competitive facilities.

Also during this period we recapitalized entire the group by acquiring the cost effective Charlotte carton plant from Sunoco. We added new presses. We added new sheeters, and we upgraded prepressed graphic capabilities, and we also reallocated excellent equipment from the shut plants. We now have a cross competitive folding carton system in a consolidated industry that is performing quite well.

Let’s now look at gypsum facing paper. We have changed our gypsum strategy with the sale of our 50% interest in PBL. All Caraustar gypsum facing tons will now be produced on the Sweetwater machine in Austell, Georgia. Sweetwater has an outstanding history of supplying a wide variety of gypsum facing products and presently supplies seven of the eight largest wallboard producers in North America.

Our gypsum strategy will be focused on two areas. The first being specialty gypsum grades which include products like SafeFaceMR, a mold and moisture resistant proprietary grade that will double in size in 2008. We carry a wide variety of other moisture resistant grades in products like Shaft Wall gypsum facing and abuse resistant gypsum for high traffic areas, to name a few.

Part of our strategy also focuses on the export markets, and the export customer base we have right now will grow roughly 30% this year. You take a look at the Austell mill in the Atlantic area. We have good freight to the port. We have a growing book of business with a South American account base in countries like Colombia, Argentina and Brazil.

The Sweetwater gypsum machine produces a sheet that matches up very well with the needs of our export customers. And I would say that our sales and technical group has done an excellent job of developing a solid following of South American customers, so we feel very good about that piece.

Sweetwater also will keep a book of business closer in freight in the cream and gray customer category. Sweetwater will be roughly 60% gypsum and 40% internal tube and core, which will allow appropriate capacity flex to meet our customer needs.

I’d now like to switch to Specialty Paperboard. Specialty converted products were down 4.5% Q2 to Q2 but up 3.7% sequentially. The housing downturn continues to hit a number of our customers hard. We make products for new home sheathing and carpet sample kits, and these businesses are down considerably, much like our carpet core business.

Despite these challenges, we have bright spots in our new product development activities in this business such as Binder Tex 45. This grade is geared to school textbooks and we expect good growth due o our product enhancements for meeting demanding customer specifications.

Our StaSquare 32 grade is geared more to trade books and point-of-purchase promotional items. This product is produced at Austell mill number 1 and we have a steady stream of orders, and we expect continued growth.

Let’s talk a little bit about demand and impacts it might have on price, fiber and energy. When you have overall industry operating rates of less than 90%, it should be no surprise that margin pressures would be a challenge in the quarter. And that’s the bad news. The good news is that the run up in input costs motivated Caraustar, and it appears others, to take action.

Caraustar has announced the following price increases. On the uncoated recycled boxboard side, we have put in place a $40 a ton price increase that started kicking in on July 17 of this month — of last month, excuse me. On the coated recycled box board side, which is our Tama mill, we announced a $50 a ton increase effective July 28. So we are a couple of days into the beginning of that increase. And on the Tube and Core side, we’ve announced a 6% increase effective August 11.

At this point I’m going to turn the call over to Ron Domanico and I’ll be back with closing comments.

Ron Domanico - Caraustar Industries Inc. - CFO

Thanks Mike and good day everybody.

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EXHIBIT 99.2

In the second quarter of 2008 Caraustar reported a net loss from continuing operations of $3.6 million or minus $0.13 per share, and this included a pre-tax restructuring and impairment cost of $5.8 million or also $0.13 per share. The second quarter 2008 income from operations before restructuring and impairment of $1.9 million was $2 million or $0.04 per share unfavorable versus the same period in 2007.

Negative variances included higher fiber costs of $15 a ton, $2.4 million or a minus $0.05 per share. Lower Tube and Core volume of 2500 tons, $1.2 million, or minus $0.03 per share. Lower URB volume of also 2500 tons, $800,000, or minus $0.02 per share. Lower Recovered Fiber sales of PBL trim and odd lot of $1 million, or $0.02 per share. Higher freight costs of $1.7 million, or minus $0.04 per share. And higher energy costs of $2.3 million, or minus $0.05 per share.

Positive variances included higher Tube and Core pricing of $2.6 million, or plus $0.06 per share. Lower Tube and Core paperboard costs of $17 a ton, $1.1 million, or plus $0.02 per share. Higher Folding Carton margins of $800,000, or plus $0.02 per share. Favorable mill converting margins of $900,000 or plus $0.02 per share. And lower and selling, general and administrative expenses of $1.7 million, or plus $0.04 per share.

Net restructuring impairment cost were $5.8 million pre-tax. Again, that is $0.13 per share in the second quarter 2008. That’s up $2.1 million versus the same quarter last year. $5.1 million of that amount, reported in the most recent quarter, was a non-cash impairment charge associated with the July 2008 closure of the Chattanooga URB operation. I will cover the Chattanooga closure implications in more detail in a few minutes.

Other income expense in the second quarter 2008 was a loss of $3 million, or $0.06 per share, versus a loss of $4.4 million or $0.09 per share in the second quarter last year. Included in that, net interest expense of $4.2 million or $600,000 favorable to last year, and increase earnings at PBL were responsible for the $800,000 improvement in equity and income of unconsolidated affiliates.

The benefit for income taxes in the second quarter 2008 was $3.3 million, or $0.12 a share. Selling, general and administrative expense in the second quarter 2008 was $24.3 million, down $1.7 million, or minus 6.5% versus prior year. SG&A as a percent of sales was 11.2% in the second quarter of this year. This is down from 11.7% in the second quarter last year.

The initiatives currently underway are targeting SG&A reduction of at least $10 million per year with an objective to achieve a run rate at the industry mean SG&A at 10% of sales by the end of 2008.

Overall energy prices are near historic highs and present a significant challenge to Caraustar, the paper industry and the general economy. Versus the second quarter last year, our average cost per MMBtu for boiler fuel increased 30% from $6.13 to $8.00. This cost Caraustar an additional $2.3 million or $0.05 per share in the second quarter 2008. This does not include the impact of all other energy used by the company, only the boiler energy and the mills.

Sequentially, versus the first quarter 2008, total boiler energy costs of $8.1 million was flat. Average rate increases of $0.62 per MMBtu cost Caraustar $630,000 but were partly offset by higher efficiency that saved $450,000. Efficiency improved seasonally from the first quarter to the second quarter by approximately 5% to 6%, as less energy is required to heat the mills.

Our coal prices are locked in through year end below $4.50 per MMBtu, but the current market is approximately twice that level and we have begun negotiations for next year. We remain very short on natural gas but are locking up half of our needs for August and September and a quarter of our needs for October based on the recent dips in the futures market. We remain very short on fuel oil which currently represents only 10% of our boiler energy.

Every one dollar per MMBtu increase in our average cost of boiler fuel increases our paperboard cost by over $6 per ton which equals $1 million per quarter and $4 million or $0.09 per share per year.

Freight costs have also experienced significant increases. The increase in the cost of diesel fuel has resulted in the fuel surcharge increasing from $0.24 per mile in January 2007 to $0.60 per mile today. Versus the second quarter last year, the average fuel surcharge per mile increased 96% from $0.28 to $0.55.

Our freight is about 2 million miles per month so this cost us an additional $1.7 million or $0.04 per share in the second quarter 2008. Sequentially, versus the first quarter 2008, the average fuel surcharge of $0.55 per mile was up $0.15 or 385. This cost an additional $900,000 or $0.02 per share versus the first quarter 2008.

In the second quarter of this year, combined boiler energy and freight were up $4 million or $0.09 per share versus the second quarter last year, and up $900,000 or $0.02 per share sequentially versus the first quarter of 2008. Based on the recent volatility in the energy markets we don’t

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EXHIBIT 99.2

have a current outlook for boiler energy and freight rates in the third quarter 2008. A hurricane or any other natural or geopolitical event could cause energy costs to increase whereas an increasing global recession could cause energy rates to gradually decline.

Our announced price increases for URB, $40 per ton, and CRB, $50 per ton, in mid to late July should more than offset our cost increases contingent on the amount and timing of the actual implementation. Our order backlog and full mill capacity utilization should support the current price increases.

As Mike mentioned at the beginning of the call we’ve had two significant events in the past few weeks. The permanent cessation of production at our Chattanooga URB mill, and the sale of our 50% membership interest in PBL.

The Chattanooga mill and its dedicated workforce had been a significant contributor to our company for decades. However, over-capacity within Caraustar’s URB mill system, combined with the unprecedented increases in our input costs, forced us to consolidate production. The process took time and effort as we worked to qualify the customers of our Chattanooga mill elsewhere within the Caraustar system. Consequently we believe that we will retain all of our business from the Chattanooga mill.

The one time closure costs are estimated at $7.1 million. This is approximately three quarters of a million dollars less than our July 22 press release indicated, and it’s a result of better impairment estimates. The one time closure costs include $5.1 million and non-cash asset impairments. The $2 million of cash cost include $1.6 million in severance payments and the balance for taxes, insurance, utilities and protection services.

Annual savings from the closure are estimated at $9 million. $4.6 million represents direct mill fixed cost, $2.4 million in lower repair and maintenance, $500,000 in lower environmental and other cost, and $1.5 million in the variable cost differential between the Chattanooga mill and the average cost of the rest of our URB mill system.

$8.6 million of the $9 million in annual savings is cash, and we’ll begin to improve EBITDA before the end of the year.

Concerning PBL, we will lose the cash flow associated with the sale of our membership interest in the joint venture. However, the Company will offset those losses over time through a combination of infrastructure reduction and margin improvement at our Sweetwater Mill. Since 2005 Caraustar received an average of $7 million per year in cash distributions directly from PBL and another $1.5 million in net management fees and sales commissions after expenses. The joint venture paid Caraustar an annual management fee of $500,000 which offset a portion of these associated management costs. The venture also paid a 3% sales commission to each partner for the sales that they generated for the mill.

Over the past three years Caraustar portion of the payments from PBL averaged $3.3 million per year. Over time we expect to reduce infrastructure by $1 million per year and gain an additional $1 million through margin expansion and specialty grades at the Sweetwater Mill.

I’ll now turn it over to Bill to review cash, liquidity debt and working capital.

Bill Nix - Caraustar Industries Inc. - CAO, VP, Treasurer

Thank you, Ron. I’ll provide you with the base EBITDA number for the second quarter as we calculate it for purposes of our senior secured credit facility. We’ve also, as usual, included in the supplemental data supplied in today’s press release, a reconciliation of this non-GAAP measure to net cash used in operating activities as it appears on our statement of cash flows.

For the second quarter of 2008, EBITDA * consisted of a net quarterly loss, in brackets, of $3.6 million. With a tax benefit, in brackets, of $3.3 million, plus interest expense of $4.2 million, plus depreciation and amortization of $4.8 million, less income from unconsolidated affiliates, $1.1 million, in brackets, plus distributions from our consolidated affiliates of $1 million, and less noncash restructuring and impairment costs — or PLUS noncash restructuring and costs of $5.2 million, for a total of $7.2 million.

I would also point out that the Company received a $1.6 million distribution from PBL subsequent quarter end that was delayed due to the sale negotiations.

Credit facility defined EBITDA of $7.2 million compares to $7.7 * million for the same period a year ago.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table on the page preceding this transcript titled “Unaudited Supplemental Data.”

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EXHIBIT 99.2

Turning to cash and available liquidity, we ended the quarter with $80,000 of cash on the balance sheet compared to $2.3 million at the end of second quarter 2007. At June 30, 2008, our senior secured credit facility had total borrowings of $34.1 million consisting of $17.1 million under the term loan portion of the facility, of which $5.8 million is shown as a current liability and $17 million in drawn borrowings under the revolving portion of the facility.

On July 25, 2008, we used a approximately $31 million of the PBL sale proceeds to repay all outstanding debt under the senior secured credit facility which had decreased by $3 million from quarter end.

As of yesterday cash on hand was $35 million and availability for general business purposes under the revolving portion of the credit facility was $42 million after consideration of limitations for fixed charge coverage and $16 million in outstanding letters of credit with reduced availability.

Significant payments during the second quarter included $8.4 million in interest on the senior notes and $1.4 million in pension contributions. Total forecasted pension contributions for 2008 are $8.7 million. CapEx for the second quarter was $1.8 million and we expect total CapEx for the year to be approximately $12 million.

Effective with the sale of our 50% interest of PBL, we amended our senior secured credit facility in three areas. First, to permit the sale of our investment in the joint venture. Secondly, to provide a limited basket to repurchase debt so long as the Company maintains an average daily availability under the facility greater than $25 million within 90 days prior to any prepayment. And thirdly to change (inaudible) margins by 25 basis points on drawn borrowing and 12.5 basis points on the unused commitment.

After the initial 90 day period following the amendment, the basket to repurchase debt would be approximately $17 million under the credit facility before considering cash on hand.

As of the beginning of June and for the second quarter ended June 30, 2008, approximately $190 million of the senior notes that are due June 1, 2009, were reclassified as current liabilities in accordance with Generally Accepted Accounting Principles, and they are resulting implications with regard to the Company’s liquidity and working capital. We’ve had several discussions with our board as well as our external auditors with regard to ongoing financial reporting responsibilities at June 30, 2008. This determination is a judgment which both the company and its auditors evaluate, and there are no preconceived plans or going concern issues that are automatically triggered by the reclassification to current liabilities of the 2009 senior notes.

Four factors which play into decisions made by the company with regard to liquidity disclosures are — the Company’s ability to articulate and execute a refinancing plan that is well defined with reasonable and customary risks associated and within a reasonable time frame. Secondly the Company’s ability to achieve acceptable cash proceeds for any contemplated asset sale. Third, the condition of the credit markets in general, and specifically the Company’s ability to obtain asset based or other lending. And finally, the overall business outlook both for the industry and the company for the near term in the next 6 to 12 months.

Again all of the above factors and others were evaluated by the company and our auditors at the end of June and, for that matter, they are evaluated at all quarter ends.

You’ll note that the language in our press release is more cautionary than in prior periods. We are a publicly held company and those statements are mandated, part, by timing and rules that we must follow. Having said that, we continue to make progress and at this time we continue to be optimistic with regard to refinancing the senior notes.

Looking at working capital, which we define as inventory plus accounts receivable less accounts payable, and excluding debt maturity, it was essentially unchanged from both March 31, 2008 and December 31, 2007 at approximately $82 million after considering cash on hand. As compared to the same quarter last year, defined working capital was down $16.5 million attributable to fewer operations and management efforts.

Quarter-over-quarter, day sales outstanding and days inventory changed favorably by 2.3 and 2.7 days, respectively, for the reasons previously stated. Days payable outstanding changed unfavorably by 1.9 days due to the timing of certain payments. We continue to focus on working capital reduction and expect to maintain the majority of that improvement in 2008.

At this time I will turn the call back over to Mike.

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

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EXHIBIT 99.2

Thank you Bill. The dynamics of the URB market are clearly changing, and as we take a look into the third quarter, we see a little bit of the following. When we take a look at our book of business, and Ron talked about our system being balanced, our demand is pretty good when we look into July that we just finished up, and looking into backlogs in August. So as I sit here this moment I would say that we expect our shipments to be up sequentially around 2% to 3%.

There was in the yellow sheet, Mark Arzoumanian came out yesterday and made some changes to secondary fiber. When we take a look at secondary fiber, it’s probably a little more of an art than a science, and I would say that our fiber to Caraustar should be flat to down maybe $5.00 a ton quarter-over-quarter sequentially, Q3 versus Q2.

On the price recovery front, this is for real. We will recover pricing. And when we take a look at the quarter, just based on how contracts flow, I would expect that in Q3 we are going to recover somewhere in the vicinity of $10 to $15 a ton in Q3, and the balance will come in Q4.

One final comment on the notes. I want to state this pretty strongly. Pursuing and effectively dealing with the 2009 senior notes is first and foremost on our list. We are giving it a lot of thought, consideration and effort. When we last talked on the Q1 analyst call on May 2, Caraustar was already working on several projects including conversations specific to monetizing PBL. We continue to work on these options but due to the impact on customers, employees, and other constituents, we will not disclose specifics. We’ll only do that when we complete a project.

Okay, Karen, at this point I would like to open the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Bruce Klein with Credit Suisse.

Bruce Klein - Credit Suisse - Analyst

Good morning. I was wondering, just with regard to the URB shuts, $300,000 plus, what you guys did, when you think about the size of the market, what kind of percent of capacity URB do you look at that as being — have you guys done some work on that?

Ron Domanico - Caraustar Industries Inc. - CFO

Hey, Bruce, it’s Ron. We have done a lot of work on that. The total URB market is approximately 5 million tons but it has three key components, the way we see it. The tube and core market is approximately 1.7, 1.8 million tons, specialty paperboard is about 1.2 million tons, and gypsum facing paper is also about 2 million tons.

And the shuts that have taken place by Caraustar and others in the industry in the past few month, were not spread equally amongst those three categories. For example, on the specialty area, we view approximately a net reduction of maybe 250,000 tons and the gypsum facing side only 100,000 side. But on the tube and core side, it’s about flat as reductions that have been announced were partially offset by some increased capacity by competitors. And so we are not seeing it spread equally amongst the different segments.

But if you look at the total URB market, the shuts that have been announced represent slightly more than 6% of the total market and then as you look at the segments individually, as I said tube and core is pretty neutral. A very large impact on the specialty side. It could be as high as 20% of that capacity being removed. And then on the gypsum side we’re looking at just less than 5% reduction.

Bruce Klein - Credit Suisse - Analyst

Great, that’s helpful. I know you are not going to go into specificity on the refinancing. Is there a sense of what — are you sharing what the options are or is everything on the table? And then a sense of timing — are you sharing any of that?

Ron Domanico - Caraustar Industries Inc. - CFO

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EXHIBIT 99.2

The options really haven’t change. We’ve said from the beginning we are looking at a combination of asset sales, secured financing, be it ABL financing or traditional market financing, and those options have not changed. We are pursuing parallel paths and we’ll bring to our board of directors multiple alternatives at the same time and take their guidance on which one to execute.

We are also not going to lock ourselves into any timing. Ten months is a lot closer than any of us would like but it still gives us the opportunity to optimize the strategy for all of our stakeholders so that we are not forced into trying to do something in a market that is unreceptive. So as we pursue these parallel paths, we are positioning ourselves to respond if the markets change and to act decisively if they don’t.

Bruce Klein - Credit Suisse - Analyst

Thanks, and my last question was you mentioned the third quarter, just some comments on volume and fiber and price. What did you guys see based on all your hedging (inaudible) energy sequentially 3Q versus 2Q?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Energy, we look at two components. We’ve been faced with sizable challenges on the freight piece from a cost standpoint. We are looking at that as pretty neutral, but sequentially we should be favorably impacted on the boiler fuel energy runs.

Ron Domanico - Caraustar Industries Inc. - CFO

As I tried to say in my comments, Bruce, which were probably the longest I’ve ever delivered since I’ve been here, the boiler energy for Caraustar could go down between $0.50 per MMBtu and $1 per MMBtu based on where the spot market is today versus last quarter. A $1 change in MMBtu price has an impact to Caraustar on a quarterly basis of a $1 million, so it’s pretty much a straight calculation. $1 million dollars represents a little bit more than $0.02 a share for us.

Bruce Klein - Credit Suisse - Analyst

Okay. I’ll pass it on. Thank you guys.

Operator

Your next question comes from the line of Joe Stivaletti with Goldman Sachs.

Joe Stivaletti - Goldman Sachs - Analyst

Good morning. Just following up on a couple of things. Can you give us - is it possible to talk about how the price increases are going in? I know they are very recent and I didn’t know how you might characterize them or if it’s still a bit of an unknown?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Sure. Joe, when we step back and take a look, you are right. We are early in these price increase campaigns. I would tell you when I take a look, we’ll just take a look at pieces of it.

On the uncoated recycled boxboard side, with the announcements of roughly 375,000 tons coming out,, we take a look at, and Caraustar independently making the decision on Chattanooga, we take a look at our book of business. And we are pretty balanced in our system, and we are at a time where we are seeing demand pick up.

I think in any product line, when you see more balance and you see demand picking up, I think companies individually have more backbone. I think in the face of the spike with energy costs and transportation costs, just input costs in general, film costs, there’s a real need because there’s been serious margins squeezed.

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EXHIBIT 99.2

I would anticipate that, depending on the element of time and what kind of contracts we have, we believe we are going to pick up we’ve announced $40 a ton and our expectation is to pick up that $40. It will flow through, as I pointed out Q3. Some of it will obviously go into Q4. But our expectation is to pick that up.

On the coated recycled boxboard side, you have a business that is a little bit different. We announced a $50 ton increase later in the month of July. I think it was the 28th. And we expect that to flow through, and we expect to pick up a number right at that $50 number.

Tubes and cores on the converted side, we announced 6% mid August, and we are still early in terms of the conversations there, but we are going to transfer internally a higher number. We are going to tell our tube and core folks to go get it. And I’m assuming in competing systems independently, they approach it the same way. And if they have the balance that we see, I think we are going to have a very successful campaign.

Joe Stivaletti - Goldman Sachs - Analyst

So it sounds like, unless I’m missing something, your current thoughts on the third quarter relative to the second, higher shipments, recycled fiber down, prices up, energy hopefully a little bit down. So it sounds like net-net, the current view would be that the third quarter should show some recovery versus the second.

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

I think you have it right. For the first time in a while we see a little bit of wind in our sails. There’s still input headwinds that we don’t want to sugarcoat and there’s always volatility on the fiber side. I think if you go back and take a look at what was written in the Yellow Sheet yesterday, I think they talked about containers are starting to free up, but the reality is that - and last couple of years you saw a fair amount of secondary fiber being shipped from deep inside this country with transportation surcharges.

it’s problematic to ship from Ohio or Chicago to the port of LA and then to export. So we see fiber, at a minimum, flat, as it is in the Southeast, quarter-over-quarter to moving down.

But I think you have it right. When we add everything up and we take a look at the ticks, and are the arrows heading up or heading down, we believe that our third quarter is going to be better than our second quarter.

Joe Stivaletti - Goldman Sachs - Analyst

And just finally on the refinancing, you had the board meeting in the spring and basically said that decisions were made and you were given a game plan at that time. And I guess the big thing that has happened so far is the sale of your partnership interest. Are you still — are there still other things that were made, decisions that were made, at that time that you are pursuing, or I’m just trying to understand how likely it is that we see more asset sales in the near term.

And also you talked about earlier in the year about an ABL being an option for you. Maybe it wasn’t your favorite option. Is that still an option that you have? Would you say you have that in your back pocket or is that just something that you are sort of expecting is an option for you?

Ron Domanico - Caraustar Industries Inc. - CFO

Hey, Joe, it’s Ron. Specific on the ABL, the company has had all of our assets appraised professionally by a third party. We have all of the M&E appraised and, we have the real estate appraised, and we have those appraisals in our back pocket as of, really, only about ten days ago they were completed.

So is it available? Yes. It’s available. Is it our first choice? It’s not our first choice, but it’s part of a viable solution, and it’s part of the process that I tried to outline in my answer to Bruce’s question just a few minutes ago.

We are lining up everything. We are lining up additional asset sales. We are lining ABL financing. We are lining up secured alternative forms of financing. And whether we pull the trigger on some or all of those is something that we will decide at the appropriate time when we have all the information in front of us and can present it to the board.

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EXHIBIT 99.2

So we are working very hard on this. As Mike represented several times, it is our top priority. We feel good that we have viable alternatives, and we are going to make sure that we select the one that is in the best interest of all of our stakeholders.

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Joe, specific to that question, I know there’s a need to know on the call, but again go back to my comment that when we were on the call on May 2, we were in serious discussions with our partner on monetizing PBL. If we were to disclose that, Caraustar would have been disadvantaged in those negotiations. So we are going to hold those cards very close to our vest.

Joe Stivaletti - Goldman Sachs - Analyst

Sure, I understand that. On the ABL though, Ron, when you say it’s available, you’ve got your appraisals done, when you say it’s available are you saying that you have a lender standing there ready to do it if you sign on the dotted line, or do you think it’s available because your asset base justifies the ability to borrow? I’m trying to define available.

Ron Domanico - Caraustar Industries Inc. - CFO

We have all the work done to go forward in that direction. We don’t want to limit ourselves, Joe, to one lender at the current time. We want to keep as many alternatives open.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. And just because you mentioned it on your call about the adjustments to your bank agreement allowing you to buy bonds, is that something that you’ve looked at or is that something that - what can you say about that?

Ron Domanico - Caraustar Industries Inc. - CFO

What I’d say, Joe, is that bond repurchases are among the various alternatives being considered. But the Company will not disclose our specific strategy at this time as it could impact the effectiveness of our execution.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. Great. Thank you.

Operator

Your next question comes from the line of Christopher Chun with Deutsche Bank.

Christopher Chun - Deutsche Bank - Analyst

Good morning, guys.

Ron Domanico - Caraustar Industries Inc. - CFO

Good morning.

Christopher Chun - Deutsche Bank - Analyst

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I had a question about the PBL sale. The valuation of that business, I was wondering how you thought about what was the right price for that. I understand that you need to improve your liquidity position and how that played into it, and what you thought of the valuation of that deal.

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

We took a look at a lot of different ways to judge value, and we read what is written. But based on where we were at the time, and our understanding of other deals, we thought it was a very fair price. In fact we thought it was a good price for Caraustar at the time.

Ron Domanico - Caraustar Industries Inc. - CFO

Chris, this is Ron. Depending on how you do the analysis, you can look at trailing EBITDA, whether it be three years at $23 million or trailing 12 months as $20 million, versus the enterprise value of $174 million, or you can look the cash that Caraustar was receiving from its share which had averaged $7 million in cash distributions plus about $1.5 million of net cash from the marketing fees. So a total of $8.5 million in cash versus the $62 million received. But regardless of the metrics you used to evaluate it, we feel that we got a full fair price for it.

Christopher Chun - Deutsche Bank - Analyst

Okay. And then my other question just had to do with the outlook in terms of your Tube and Core margins for the third quarter. I know that price, both Paperboard and Tube and Core should be going up, but maybe the flowthrough might be different in terms of timing. So I was wondering what we should look for there.

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Christopher, we announced a 6% price increase on the Tube and Core side from mid August. What Caraustar is going to do, we are going to - we supply our Tube and Core group. We are going to take their numbers up and we are going to tell them go to market. I can only assume, based on the dynamics of what has happened in the marketplace, that independently other folks are probably going to approach it the same way.

There is some interesting developments. It’s a very challenging environment in some ways, but when you take a look at the capacity that is coming out, we are expecting - Caraustar is expecting that we will pick up that 6%. It will take, to get the full 6%, just based on the timing and contracts and some of the contracts tied to publications, my guess is it will take the balance of the year to get the full 6%.

Christopher Chun - Deutsche Bank - Analyst

Okay. It sounds to me like it would not be surprising, then, just from the Tube and Core segment, from a business standpoint, that margins might actually compress in Q3. Would that be fair?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

I think, from a system standpoint, what you have is you have different groups. You have the mill group and you have the converted group. I think when you transfer to an internal group and you say, okay, your internal prices are up $40 a ton, do they have compression, the answer is yes.

But if you take a look at 6% on a considerably higher selling price on the converted side, it starts to translate where you cross that line. Our expectation is that there could be some compression on our converted end of the business, but as we get towards the end of the quarter, we are going to cross that line, if you will, and our expectation is that we are going to have margin expansion.

Christopher Chun - Deutsche Bank - Analyst

Okay. Thanks for your help.

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EXHIBIT 99.2

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Thank you.

Operator

Your next question comes from the line of Robby Camus with AIG.

Robby Camus - AIG Investments - Analyst

A couple of questions. One on pension. How much - what is the expectation for expenses, and then for cash contribution for the year, and how much have you already done in the first half?

Bill Nix -Caraustar Industries Inc.-CAO, VP, Treasurer

The total forecasted pension contributions for 2008 are $8.7 million. Expense would be a little less than that, probably in the neighborhood of $5 million to $6 million.

Robby Camus - AIG Investments - Analyst

How much have you already expensed in expense.

Bill Nix - Caraustar Industries Inc.-CAO, VP, Treasurer

Expense would have been made ratably through the first half of the year.

Ron Domanico - Caraustar Industries Inc. - CFO

Cash contributions were $3.1 million on January 15, $1.4 million on April 15, and again on July 15, and then we have another payment of $1.4 million in each of September, October.

Robby Camus - AIG Investments - Analyst

Okay. So you made through June 30, you said $4.5 million?

Ron Domanico - Caraustar Industries Inc. - CFO

We’ve made three payments. We’ve had two at $1.4 million and we’ve had one at $3.1 million. So $5.9 million has been made year-to-date. These are for two plan years. The first payment of $3.1 million was for the 2007 plan year and the subsequent contributions were for the 2008 plan year.

Robby Camus - AIG Investments - Analyst

Okay. Any estimates yet for 2009 for pension?

Ron Domanico - Caraustar Industries Inc. - CFO

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Cash contributions? As you know it’s based on actuarial assumptions and actual returns on assets in the market. But based on what we had the last time the actuaries calculated in April that they will not be required cash contributions in excess of pension expense in 2009.

Robby Camus - AIG Investments - Analyst

Okay. Great. And then cash restructuring costs for the remainder of the year. Is that - would that be the $2 million for Chattanooga or is there additional costs for other items?

Ron Domanico - Caraustar Industries Inc. - CFO

Chattanooga would be the primary cash restructuring costs for the balance of the year.

Robby Camus - AIG Investments - Analyst

And cash taxes, I see you haven’t paid anything in the first half. Do you expect any tax payment?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

None significant. We typically would pay a $1 million to $1.5 million in franchise and ad valorem type taxes.

Ron Domanico - Caraustar Industries Inc. - CFO

That would depend largely on our second half results as well.

Robby Camus - AIG Investments - Analyst

Sure. And then working capital, how should we look at that for the second half, whether it’s going to be a source or use, or is it going to be flat?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

If I were building a model I would hold working capital which, again, we consider to be inventory plus receivables less payables at about the $82 million level. It has remained constant there for the last six months. There are some areas that we are still working on, but again if I were modeling it I would use the $82 million.

Robby Camus - AIG Investments - Analyst

It sounds like Q3, from what you have said so far, assuming things go as expected, should be better than Q2. And I guess given with your expectation that you said you would get $10 to $15 per ton in Q3 of URB and the rest of it in Q4. Would it be fair to say that Q4 would be better than Q3, or are there seasonal factors that we need to take into consideration? Any sort of color based on what you think right now in terms of Q4 versus Q3 would be helpful. Thank you.

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

I think - you might have a different comments here. When you look that far out in an environment we are in right now, it’s a guess at where we sit right now. Historically our fourth quarter is softer from a volume standpoint. So that would be something when we are on the Q3 call, we would have a better sense.

Robby Camus - AIG Investments - Analyst

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EXHIBIT 99.2

Sure.

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Clearly when you think about what the inputs are, I do see traction on the price front, and I think we are going to pick up in 3 and we see the balance coming in 4 so that would favor 4. As we sit right now, I said fiber from Q2 to Q3 should be flat to down $5 depending on what really China does will impact where that input will take Q4. So we’ll know more at that point in time. Energy is the same way. Ron talked about what we’ve locked in. We are still pretty early in the hurricane season, if you will. We’ll know more about the implications then.

Ron Domanico - Caraustar Industries Inc.- CFO

We are probably not going to say more what Q4, 2008 looks like but we will rolling off a very weak Q4 2007 in our credit stats. So we are optimistic that our credit stats will improve through year end just because of the very weak fourth quarter 2007 that will be rolling off.

Robby Camus - AIG Investments - Analyst

Volumes are typically down how much Q3 to Q4, would you say?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

There’s really not a typical development, but in our supplemental data that we include with the press release, you can see how it’s moved over the past quarters, and build your model accordingly.

Robby Camus - AIG Investments - Analyst

Got you. And then back to one of the questions that was asked earlier, have you bought back any bonds so far in the open market?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Not lately.

Robby Camus - AIG Investments - Analyst

Okay. Thank you.

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Thank you.

Operator

Your next question comes from the line of Chris Numaya [phonetic] with GSO Capital.

Chris Numaya - GSO Capital - Analyst

Hi guys.

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

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EXHIBIT 99.2

Hello.

Chris Numaya - GSO Capital - Analyst

First, I want to talk about the fiber prices in Q2. It was our understanding that OCC was down in the quarter from what we had gathered and what we had discussed with you guys previously. Is there any more color as to why fiber was up?

Ron Domanico - Caraustar Industries Inc. - CFO

Yes, there’s a couple things. Number one is inventory. It takes a while for the fiber to work through our inventory to the finished products. But the biggest issue had been the increase in freight. When we talk about our fiber cost, that’s on a delivered basis. And even though we’ve seen OCC and the other sources dip as we expected they would, the increase in the freight to get it to our mills more than offset that dip in the second quarter.

Chris Numaya - GSO Capital - Analyst

Second, did you guys say you have $17 million available under the credit facility for debt repurchase? Did I hear that right?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Chris, that is correct. We have $17 million that would be available under the credit facility before considering cash on hand. My comments previously, cash on hand as of yesterday was $35 million.

Chris Numaya - GSO Capital - Analyst

Right. Didn’t the press release say something more along the lines of $44 million?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

There’s a basket strictly for debt repurchase, which is different from the availability that we have for general business purposes.

Chris Numaya - GSO Capital - Analyst

Okay. Is that the $25 million?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

$25 million is the availability that we have as of June 30, and today that availability would be $42 million, I believe, or $44 million. That is restricted for the minimum of $25 million that we have to maintain if we use the revolver to buy back bonds.

Chris Numaya - GSO Capital - Analyst

Got it. Lastly, then, I think on the last call you stated that you were absolutely confident getting the notes refinanced. Do you have the same level of confidence?

Ron Domanico - Caraustar Industries Inc. - CFO

It’s still first on our list and we are working very hard in that direction. We have many options that we are pursuing.

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EXHIBIT 99.2

Chris Numaya - GSO Capital - Analyst

Okay. Thanks.

Operator

Your next question comes from the line of Aaron Rickles with Oppenheimer.

Aaron Rickles - Oppenheimer & Co. - Analyst

Thanks, good morning, guys. Can you talk more about the order backlogs? I think you said that the mills are running at full capacity. Can you reiterate that and talk about what you are seeing going forward?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

On a regular basis, we take a look at daily bookings, and what the projected backlog would be mill by mill. And I think a couple of things have taken place.

I think in the second quarter there was some choppiness in the demand clearly in the Caraustar system, and if you take a look at the industry. The industry had an operating rate of 88.6%. Caraustar was north of that number. When we take a look at how the quarter will unfold we are looking in the rearview mirror at the month of July. We know what kind of market days that impacted our mills, coupled with the shut of our own mill in Chattanooga, we look at the book of business. We take a look at new business coming in. We take a look at new projects.

And we feel, based on what we see right now, that we are going to be up 2% to 3% quarter-over-quarter.

Aaron Rickles - Oppenheimer & Co. - Analyst

You look at it on weeks of backlog? I’m just wondering how that compares to previous third quarters versus second quarters.

Ron Domanico - Caraustar Industries Inc. - CFO

We look at it mill by mill, and we do take a look at backlog. We take a look at dynamics in the marketplace. We try to anticipate what shuts, what it means. We try to - when we talk to our sales and marketing folks we try to get a pulse for what might be happening in the marketplace. But, yes. Overall, our backlogs are up, and when we forecast, it feels like we’re going to be up sequentially. We take a look at all those things.

Aaron Rickles - Oppenheimer & Co. - Analyst

You talked about board increases and tube increases. You didn’t say anything about folding carton increases. Is there anything on the table there? Do you think you’ll be able to do something?

Ron Domanico - Caraustar Industries Inc. - CFO

Aaron, historically what takes place - we do. The folding carton business, I talked about it when I talked about our model. We have fewer operations, much better capitalized, and we’ve made some smart investments over the past few years. While we were doing that, the industry was consolidating. I think we’ve gone from maybe number 10 to number five in the industry.

With the recent finalization of graphic acquiring activity, there’s been interesting developments in the marketplace. If you take a look at announced increases in the three major grades that go into making folding cartons, those grades are announced to go up, and I think when that happens, when you have folding carton producers paying more for SBS, CUK, or coated recycled boxboard, you need to pass those costs on.

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EXHIBIT 99.2

I spoke specifically to our Tama mill with the announcement that we are going to be raising prices $50 a ton. So our expectation is that it will translate into price increases on the carton side.

Historically the way it works on the carton side, there’s a fair amount of that business is contractual, and once publication shows changes you tend to see the movement off those changes. So, yes. Folding carton prices will go up, too.

Aaron Rickles - Oppenheimer & Co. - Analyst

So keyed off of the Index, and that will take, what is it, a three to six months lag to get those prices through?

Ron Domanico - Caraustar Industries Inc. - CFO

I think it depends on the piece of business you have. If it’s a big branded national account, Aaron, I think that’s a pretty fair comment. If it’s more local in nature, more regional, and if it’s not off of an index, you have a chance of moving it a little bit quicker. Keep in mind, too, that that industry has also been faced with out of sight transportation challenges from a cost standpoint. So you have not only the raw material piece, but you have the freight element and transportation surcharges. So I think there’s a need and a drive to get our folding carton prices up too.

Aaron Rickles - Oppenheimer & Co. - Analyst

And maybe speak a little bit more about the Chattanooga, the closure and the $9 million improvement. I’m trying to get a sense, because I know you said I should start impacting by the end of 2008. Will any of that benefit be realized in the third quarter? And how do you think about that rolling forward?

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Aaron, the impact is immediate but, at the same time, we have $2 million in cash costs that are happening. The bulk of that is $1.6 million in severance. So the net cash improvement will probably not impact the Company until the fourth quarter. So we are looking at somewhere around $1.5 million in cash savings in Q3 offset by that, or maybe a couple hundred thousand more of cash costs. Sometimes it’s free to look through the cost side, but cash is cash to us and so we are looking the impact to be in Q4.

Aaron Rickles - Oppenheimer & Co. - Analyst

That’s helpful. And finally, you spent a little bit of time talking about the considerations they discussed with the auditors in terms of going concerns, language, things like that, and one of those I think you said was the ability to express or articulate a refinancing plan. I’m just wondering, obviously you are not able to tell us what that plan is because there are many options and there might not be a one plan. But have you been able to articulate to the auditors the various paths and are they then comfortable with those paths, and such to not give you a going concern at this point?

Bill Nix - Caraustar Industries Inc. - CAO, VP, Treasurer

Yes, Aaron. We do not expect to report our liquidity position or disclosure or its effect on our management’s discussion and analysis of operations any differently than what we have disclosed to you today. So in a word, yes, we have.

Aaron Rickles - Oppenheimer & Co. - Analyst

Cool. Thank you.

Ron Domanico - Caraustar Industries Inc. - CFO

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EXHIBIT 99.2

Thank you.

Operator

[ OPERATOR INSTRUCTIONS ].

Bill Nix - Caraustar Industries Inc. - CAO, VP, Treasurer

Karen since we’ve exceeded the traditional one hour call time for the conference call, if there are no other questions immediately pending, we would recommend that we terminate at this time.

Operator

Okay. Yes, sir.

Mike Keough - Caraustar Industries Inc. - Pres. and CEO

Karen, if there are no further questions in queue, we are going to thank everybody for their time, and we look forward to talking to this group with Q3 results. Thank you.

Operator

This concludes today’s conference call. You may now disconnect.